Exhibit 10.63

AMENDED DIGITAL LIKENESS DEVELOPMENT AGREEMENT

THIS AMENDED DIGITAL LIKENESS DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of January 25, 2020 (the “Effective Date”) between FaceBank Group, Inc., a Florida corporation (“FaceBank Group”), FaceBank, Inc., a Florida corporation (“FaceBank”), and Floyd Mayweather, an individual, represented by ONE Entertainment (“Mayweather”).

WHEREAS, FaceBank Group is a digital human technology company, focused on the development, collection, protection and preparation of the personal digital likeness assets, of celebrities and consumers, for use in artificial intelligence, entertainment, personal productivity and social networking;

WHEREAS, Mayweather is a retired professional boxing champion, professional boxing promoter and globally recognized celebrity, active in the sports and entertainment industries;

WHEREAS, FaceBank, a minority subsidiary of Facebank Group, is a development stage company formed to become the world’s first virtual bank dedicated to the capture, storage, protection, distribution and opt-in enjoyment of the world’s faces.

WHEREAS, the parties desire to enter into a joint venture and revenue share agreement, principally focused on commercial opportunities relating to the digital likeness of Mayweather, and the potential collaboration with the digital likenesses of other globally recognized athletes and celebrities;

WHEREAS, the parties desire to enter into an agreement that accurately describes their working relationship and agreement, intending this agreement to amend and supersede the DIGITAL LIKENESS DEVELOPMENT AGREEMENT between the parties, dated July 31, 2019;

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Term. The term (“Term”) of this Agreement will commence on the Effective Date and continue until the fifth anniversary of the Effective Date, unless extended by mutual agreement of the parties. FaceBank Group shall also have an option to extend the Agreement, for an additional five year term, if either (a) the cash proceeds paid to Mayweather, in connection with this Agreement, are equal to, or greater than, Five Million dollars ($5,000,000) during the final year of the Agreement, or (b) the cash proceeds paid to Mayweather, in connection with this Agreement, are equal to, or greater than, $15 million dollars ($15,000,000), during the entire term of the Agreement. For the purposes of this agreement, cash proceeds shall include amounts paid to Mayweather, either by third parties or by FaceBank Group, or its affiliates.

2. Development of Virtual Mayweather. FaceBank Group and FaceBank will work directly with Mayweather to research, capture and analyze photographic, filmed and mathematical representations of the face and body of Mayweather, to develop a comprehensive and hyper-realistic, computer generated ‘digital likeness’ of the face and body of Mayweather (“Virtual Mayweather”), for global exploitation in commercial applications.

Use of Virtual Mayweather. Virtual Mayweather shall be available for broad commercial purposes, based on the mutual agreement of Mayweather and FaceBank Group, including but not limited to, feature films, television commercials, award shows, live concerts, print advertisements, outdoor/public advertisements, endorsements, video games, virtual reality, augmented reality, social media and other holographic public appearances. Virtual Mayweather shall also be available, at the sole discretion of Mayweather, for his personal use, subject to certain cost considerations outlined in section 7 below.

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3. Catalog of Virtual Mayweather Assets. Upon completion of the core digital assets of Virtual Mayweather, FaceBank Group shall continue to develop a robust library of facial poses revealing of the personality and physical appeal of Mayweather, as necessary to support commercial requests for the likeness of Mayweather, in a timely manner, and to reduce the need for Mayweather to appear personally for photographic and modeling engagements.

4. Responsibility of FaceBank Group. FaceBank Group will be responsible for the marketing, license, distribution and implementation of applications and the usage of Virtual Mayweather. All uses, applications and deployments of the Virtual Mayweather Assets shall be approved, in advance, by Mayweather, or his designated representatives. Mayweather shall devote his reasonable best efforts to approve or reject proposed applications, in a timely manner, as necessary to support the business purposes of FaceBank Group and Maywether, as contemplated by this Agreement.

5. Role of FaceBank. FaceBank shall be entitled to, and will, utilize Virtual Mayweather and its relationship with Floyd Mayweather in connection with various promotional initiatives intending to demonstrate to a global audience the diverse opportunities for usage of Virtual Mayweather, as well as the usage of digital likeness that may be enjoyed by consumers, prospective joint venture partners, and business development prospects of FaceBank. All such promotional initiatives and publicity featuring Virtual Mayweather, or referring to FaceBank’s relationship with Mayweather, shall be subject to Mayweather’s prior review and consent, such approval not to be unreasonably withheld or delayed.

6. Responsibility for Virtual Mayweather Production Costs. FaceBank Group shall be responsible for the advance funding of all technology related costs and animation services (collectively “Virtual Mayweather Production Costs”) required to develop, produce and maintain Virtual Mayweather as a usable digital asset, readily deployable into animation production workflows as may be required by Virtual Mayweather profit- making activity. FaceBank Group may elect to fund such Virtual Mayweather Production Costs directly, or seek reimbursement for such costs from third parties. However, in any event, Mayweather shall not be responsible to fund any of such costs related to the production of Virtual Mayweather for profit-making activity in which FaceBank Group has a revenue sharing interest, as outlined in section 8 below. Notwithstanding the foregoing, Mayweather shall be responsible for any and all costs associated with his personal use of Virtual Mayweather, in which FaceBank Group has no economic participation.

7. Revenue Sharing. Revenues will be split in the following manner, as necessary to provide equal importance to Mayweather and to the recovery of invested capital by FaceBank Group:

Initial Sharing Ratio: Until such time as FaceBank Group has recovered actual funded Virtual Mayweather Production Costs, revenues attributable to the exploitation of Virtual Mayweather will be collected by FaceBank Group and divided 50% to Mayweather and 50% to FaceBank Group.

Post-recoupment Sharing Ratio: Any and all revenues attributable to the exploitation of Virtual Mayweather, in excess of recovery of Virtual Mayweather Production Costs, will be collected by FaceBank Group and divided 75% to Mayweather and 25% to FaceBank Group.

Method and Timing of Payments. FaceBank Group shall be responsible to pay Mayweather’s share of revenues, as described above, on a quarterly basis, immediately after completion of independent auditor review of FaceBank Group quarterly financials, as such would be filed with the United States Securities Exchange Commission.

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8. Mayweather Share Grant and Cash Incentive. Upon execution of the Amended Digital Likeness Development Agreement, Mayweather shall be entitled to receive an upfront cash payment of US$250,000, such amount having already been paid to Mayweather by FaceBank Group. Mayweather shall also be entitled to an option to purchase 280,000 shares of FaceBank Group common stock, at an exercise price of $7.20 per share, which is equal to market price determination at execution of the Digital Likeness Development Agreement, dated July 21, 2019. Such stock options shall be exercisable for a five year period ending midnight EST on December 21, 2024. The option may be exercised with a cash payment, or by a cashless exercise method which shall grant to Mayweather an amount of marketable shares equal in value to the difference between the market price per share, upon exercise, and the original exercise price, such difference then multiplied by the number of options so exercised. . The issuance of such options shall not constitute a taxable event, until such time as the options are exercised at Mayweather’s discretion and the corresponding shares are simultaneously sold. Facebank Group hereby agrees, at the election of Mayweather, to execute the exercise and sale transaction, thereby withholding any taxes due and remitting to Mayweather the net cash proceeds.

9. Publicity. Mayweather and FaceBank Group shall cooperate and consult with each other on all matters related to the publicity of this Agreement and the creation and deployment of Virtual Mayweather. The parties shall mutually agree on any press releases in respect of this Agreement. No other press releases, or public announcements, relating to this Agreement shall be issued or made by Mayweather, FaceBank Group, or any of their respective affiliates without the joint approval of Mayweather and FaceBank Group, such approval not to be unreasonably withheld or delayed.

10. Notices. Notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement or other communications required or desired to be sent to either party in connection with this Agreement shall be in writing and shall be delivered by email and in person, or by internationally recognized overnight courier service (such as Federal Express). Notices shall be deemed received when delivered in the case of personal delivery or overnight courier delivery. Notices shall be addressed as follows (or at such other address that each Party may from time to time specify in a written notice):

If to FaceBank Group:

FaceBank Group, Inc.

318 South US Highway One, Suite 200 Jupiter, FL 33477

If to Mayweather:

Floyd Mayweather

c/o ONE Entertainment

15344 Weddington Street Unit 102 Sherman Oaks, CA 91411

11. FaceBank Group Representations and Warranties. FaceBank Group represents and warrants to Mayweather that FaceBank Group has, and will have, the right to enter into this Agreement and shall perform its obligations for the benefit of this Agreement and for Mayweather, without infringement on third party rights, and all technology and know-how required to produce Virtual Mayweather is either owned or licensed by FaceBank Group.

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12. Mayweather Representations and Warranties. ONE Entertainment represents and warrants to FaceBank Group that it is free to enter into this Agreement and is not subject to any conflicting obligations or impediments that may prevent or interfere with its performance of this Agreement.

13. Florida Law. This Agreement shall be governed by and construed and interpreted in accordance with, and all disputes hereunder or relating hereto shall be resolved in accordance with, the substantive internal laws of the State of Florida (together with the applicable federal laws of the United States), without regard to any conflicts of laws rules that may otherwise require the application of the laws of any other state or jurisdiction.

14. Assignment. This Agreement may not be assigned in whole or in part, including by operation of law, sale of assets, merger or otherwise, by any party without the other party’s prior written consent, which may be granted or withheld in such party’s sole discretion.

15. Entire Agreement. This Agreement (including any attachments hereto) constitutes an integrated agreement and represents the exclusive and entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements of any kind, as well as all negotiations and discussions among the parties and/or their respective legal counsel with respect to the subject matter covered hereby. No other covenants, conditions, representations, warranties, or other agreements, express or implied, oral or written, have been made by any of the parties concerning the subject matter hereof, and each party acknowledges that, in entering into this Agreement, it is not relying on any covenants, conditions, representations, warranties, or other agreements except as expressly set forth herein.

16. Amendment. Any amendment to this Agreement must be in writing and signed by a duly authorized representative of the party against which enforcement is sought and must expressly state that it is the intention of such party to amend this Agreement. No breach of any provision of this Agreement shall be deemed waived unless the waiver is in writing signed by a duly authorized representative of the waiving party. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

17. Interpretation. This Agreement shall be construed as if the parties jointly prepared it and any uncertainty or ambiguity shall not be interpreted against any one party because of the manner in which this Agreement or any provision hereof was drafted or prepared. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender (including the neuter) shall extend to and include all genders (including the neuter). Unless otherwise specifically stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section or paragraph. The captions and article and section headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

18. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Delivery of a signed execution page by PDF file via email or facsimile, with acknowledgement of receipt, shall be acceptable as proof of execution.

[ Signature Page to Follow ]

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AMENDED DIGITAL LIKENESS DEVELOPMENT AGREEMENT by and between FACEBANK GROUP, INC., FACEBANK, INC. and FLOYD MAYWEATHER, dated December 16, 2019.

ACKNOWLEDGED AND AGREED:

FaceBank Group, Inc.

/s/ John Textor
John Textor, CEO
January 25, 2020

Mr. Floyd Mayweather

/s/ Floyd Mayweather
Floyd Mayweather, Individually
January 25, 2020

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